                                                                 Exhibit 11.1
                        EQUITY CORPORATION INTERNATIONAL
                   COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share data)
-----------------------------------------------------------------------------
                               Three months ended       Nine months ended
                               September 30,            September 30,
                               1996        1995         1996        1995
Computation of earnings per
  common and equivalent share:
Net income attributable to
  common stock................ $    2,112  $    1,188   $    6,994  $    4,304
                               ==========  ==========   ==========  ==========
Weighted average number of
  common shares outstanding...     19,148      14,691       17,312      14,690
Additional shares assuming
  conversion of stock options.        278         211          255         117
Effect of restricted stock
  issued......................         21          --           16          --
                               ----------  ----------     --------  ----------

Weighted average shares for
primary earnings per share....     19,447      14,902       17,583      14,807

Incremental shares issuable
  using quarter-end market
    price:
      Conversion of stock
        options...............         20          36           18          54
      Effect of restricted
        stock issued..........          2          --            2          --
                               ----------  ----------   ----------  ----------

Weighted average shares for
  fully diluted earnings
    per share.................     19,469      14,938       17,603      14,861
                               ==========  ==========   ==========  ==========

Primary earnings per common
  and equivalent share........ $     0.11  $     0.08   $     0.40  $     0.29
                               ==========  ==========   ==========  ==========

Fully diluted earnings per
  common and equivalent share. $     0.11  $     0.08   $     0.40  $     0.29
                               ==========  ==========   ==========  ==========
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